(e) Certificate under Rule 466

CERTIFICATION UNDER RULE 466

The Depositary, Citibank, N.A., represents and certifies the following:

(1)	That it previously had filed a Registration Statement on Form F-6 (Registration No. 333-131025), which the United States Securities and Exchange Commission declared effective with terms of deposit identical to the terms of this registration statement except for the number of foreign securities an American Depositary Share represents.

(2)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Citibank, N.A., as Depositary

By:	/s/ Patricia Brigantic

Name: Patricia Brigantic, Esq.
Title: Director and Counsel